COLLEGE RETIREMENT EQUITIES FUND

                                     (CREF)

                   730 Third Avenue, New York, New York 10017

          ENDORSEMENT TO CREF GROUP RETIREMENT UNIT-ANNUITY CERTIFICATE

This endorsement adds the following to the corresponding provisions of your certificate and/or adds the following provisions to your certificate. This endorsement is to be read in conjunction with your certificate.

                                  CREF ACCOUNTS

ACCOUNTS. CREF maintains the following four investment Accounts, each with its own distinct investment portfolio:

The CREF STOCK ACCOUNT maintains a broadly diversified portfolio consisting primarily of common stocks.

The CREF MONEY MARKET ACCOUNT maintains a portfolio consisting primarily of short-term debt securities.

The CREF BOND MARKET ACCOUNT maintains a portfolio consisting primarily of investment grade bonds.

The CREF SOCIAL CHOICE ACCOUNT maintains a portfolio consisting primarily of common stocks, investment grade bonds, and short-term debt securities.

In the future, CREF may establish other Accounts with other investment portfolios.

                         TERMS USED IN THIS CERTIFICATE

ACCUMULATION UNITS. Each CREF Account maintains a separate Accumulation Unit value.

ANNUITY UNITS. The CREF Stock, CREF Money Market, and CREF Social Choice Accounts each maintain separate Annuity Units. All CREF Annuity Income Options and Methods of Payment of the Death Benefit are available from these Accounts. For Accumulation Units purchased by premiums remitted on your behalf under a Retirement Plan, your right to choose a Unit-Annuity Income Option from the CREF Social Choice Account may be limited in accordance with your Employer's Retirement Plan.

A VALUATION DAY is a day on which the dollar values of the Accumulation Units in the CREF Accounts are established. The procedure for determining Valuation Days is contained in the Rules of the Fund.

A BUSINESS DAY is any day that the New York Stock Exchange is open for trading. A Business Day ends at 4:00 p.m. New York time, or, if earlier, the time trading on the New York Stock Exchange closes for that day.

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A FUNDING  VEHICLE is an annuity or an investment  fund  established  to provide retirement benefits from monies remitted under a Retirement Plan.

A TRANSFER is the use of the value of some or all of your Accumulation Units to purchase fixed-dollar benefits under a TIAA annuity contract, to purchase Accumulation Units in another CREF Account, or to purchase benefits through another Funding Vehicle. The conditions applying to Transfers are set forth below.

                             ALLOCATION OF PREMIUMS

You may allocate any whole number percentage of a premium to a CREF Account. CREF will credit your premiums among the Accounts according to the most recent instructions CREF has received from you. For premiums remitted on your behalf as part of a Retirement Plan, your right to allocate such premiums to the CREF Bond Market Account, to the CREF Social Choice Account, and to any future CREF Account may be limited in accordance with your Employer's Retirement Plan.

                                    TRANSFERS

You may Transfer some or all of your Accumulation Units from a CREF Account (a) to purchase Accumulation Units in one of the other CREF Accounts, (b) to purchase a TIAA fixed-dollar annuity, or (c) to Transfer to a Funding Vehicle not offered by CREF or TIAA.

Your request for a Transfer must be made before the Annuity Starting Date and is subject to the following conditions:

     (A) the Transfer will take effect and all values will be determined as of the end of the Business Day in which CREF receives your request for Transfer, or, if you choose, the last day of the current month or of a specified future month;

     (B) the request for a Transfer cannot be revoked after the effective date of such Transfer;

     (C) if less than the full Accumulation in an Account is being Transferred, the amount Transferred must be at least $1,000; and

     (D) for a Transfer to a TIAA fixed-dollar annuity, you will have the same rights under the TIAA contract as any person then being issued a similar contract, except that there will be no temporary right to cancel.

The number of your Accumulation Units will be reduced by the number of units Transferred.

CREF reserves the right to limit Transfers to not more than twice in any calendar year.

For Accumulation Units purchased by premiums remitted on your behalf under a Retirement Plan, your right to Transfer to the CREF Bond Market Account, to the CREF Social Choice Account, to any future CREF Account, and/or to a Funding Vehicle not offered by CREF or TIAA, may be limited in accordance your Employer's Retirement Plan.


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                                LUMP-SUM BENEFITS

After Termination of Employment, you may choose to receive a LUMP-SUM BENEFIT from some or all of a specified Account's Accumulation Units. For Accumulation Units purchased by premiums remitted on your behalf under a Retirement Plan, your right to a Lump-sum Benefit may be limited in accordance with your Employer's Retirement Plan. Your request for a Lump-sum Benefit must be made before the Annuity Starting Date, and is subject to the following conditions:

     (A) all values will be determined as of the end of the Business Day in which CREF has received:

          (1)  your  request  for  a  Lump-sum  Benefit;
          (2)  verification of Termination of Employment; and
          (3) all premiums to be paid to your certificate under your Retirement Plan;

          or, if you choose, the last day of the then-current month or of a specified future month;

     (B) the request for a Lump-sum Benefit cannot be revoked after the effective date of such Lump-sum Benefit; and

     (C) if the Lump-sum Benefit is less than the full Accumulation in an Account, the Lump-sum Benefit must be at least $1,000.

                     CREF'S RIGHT TO SPLIT YOUR CERTIFICATE

If your right to a Lump-sum Benefit, a Unit-Annuity for a Fixed Period, or a Transfer does not apply uniformly to all your Accumulation Units, CREF reserves the right to split your certificate into two or more CREF certificates. A Lump-sum Benefit, a Unit-Annuity for a Fixed Period, and certain Transfers may not be available to you until CREF has split your certificate.

                            PARTICIPANT INSTRUCTIONS

CREF will specify the acceptable form of instructions for requesting a Transfer, a Lump-sum Benefit, a Unit-Annuity for a Fixed Period, and the Allocation of Premiums. CREF may reasonably rely on your instructions, where properly given, for a Transfer, a Lump-sum Benefit, a Unit-Annuity for a Fixed Period, and the Allocation of premiums.

                  DELETION OF A CREF ACCOUNT OR A UNIT-ANNUITY

CREF may delete the CREF Bond Market Account, the CREF Social Choice Account, and any future Account. Also, CREF may stop providing Unit-Annuities in the CREF Social Choice Account or in any future Account.

     ACCUMULATION. If you have Accumulation Units in a CREF Account that is deleted, you must transfer them to another CREF Account. If you do not make a choice, CREF will transfer the Accumulation Units in such Account to the CREF Money Market Account.

     UNIT-ANNUITY. If a CREF Account is deleted or if a CREF Account stops providing Unit-Annuities, any Annuity Units in such Account must be converted to a Unit-Annuity in any other CREF Account that maintains Annuity Units. If no choice is made, any Unit-Annuity in the Account will be converted to a Unit-Annuity in the CREF Money Market Account. All elections and choices made in connection with an Income Option or a Method of Payment of the Death Benefit and in effect as of the date of conversion will remain in effect. The number of Annuity Units in the Account to which the Unit-Annuity is converted will be determined in accordance with the Rules of the Fund.


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                            OVERPAYMENTS OF PREMIUMS

Any payments of premiums by the Employer in excess of those required by the Retirement Plan made in error, will be refunded to the Employer if requested in writing by the Employer prior to the Annuity Starting Date, subject, however, to prior Transfers or Lump-sum Benefits made from such funds. CREF is entitled to rely on information provided by the Employer. The Employer shall indemnify CREF and hold CREF harmless for any action taken in reliance on such request.

                      COMPLIANCE WITH LAWS AND REGULATIONS

CREF will administer this certificate to comply with all laws and regulations pertaining to the terms and conditions of this certificate. If this certificate conflicts with any applicable law or regulation, such law or regulation will prevail.

CHAIRMAN AND
CHIEF EXECUTIVE OFFICER